Exhibit 10.1

Lumentum Offer of Employment

January 28, 2025

Michael Hurlston

delivered via electronic mail

Dear Michael,

On behalf of Lumentum Holdings Inc. (“Company”), we are very excited to provide you an offer of employment at Lumentum Operations, LLC (“Lumentum”) to serve as Chief Executive Officer of the Company and Lumentum on the terms and conditions set forth in the letter and the attached Employment Agreement, to be executed by and among you, the Company and Lumentum (the “Employment Agreement”).

Here are the highlights:

Term	Summary	Employment Agreement Cross- Reference
Position:	Chief Executive Officer	Section 1

Reports to:	The Company’s Board of Directors	Section 1

Annual Base Salary:	$900,000	Section 3(a)

Annual Target Bonus:	130% of Annual Base Salary	Section 3(b)

Sign-On Bonus	$2,000,000	Section 3(c)

Initial Equity Awards

•  $9,000,000 of time-based Restricted Stock Units (“RSUs”) vesting quarterly over three years, with a one year cliff (“Initial Time-Based RSU”);

•  $2,000,000 of time- and performance-based RSUs on the same terms as the Company’s FY25-27 management team program; and

•  $14,000,000 of performance-based RSUs based on the Company’s rTSR performance relative to the TSR of the S&P 500 Information Technology (Sector) Index over a 4 year period beginning on the date of grant.

Section 3(d)

Annual LTI	• Eligible for annual LTI beginning in FY2026, with a $10,000,000 target opportunity for FY2026 LTI grant	Section 3(e)

Severance

•  Pursuant to the Company’s Change in Control Severance Benefits Plan, as amended and restated (as amended from time to time, the “Severance Plan”) subject to the enhancements set forth in the Employment Agreement.

Section 4(c)

• Non-Change in Control Severance:

•  200% of annual salary and annual bonus

•  Full vesting for Initial Time-Based RSU and 12 months of additional vesting for all other time-based equity awards

•  Vesting of performance-based equity awards based on service during the performance period

•  18 months of COBRA premiums

Section 4(c)

• Change in Control Severance:	• 200% of annual salary and annual bonus • Full vesting of equity awards (except as designated here) • Up to 18 months of COBRA premiums	Section 4(c)

Additional requirements related to your offer and employment with Lumentum:

•

Pursuant to federal law, please bring with you on your first day of work original documentation of your right to work in the United States (proof of citizenship or work visa), and be prepared to sign the verification form required by Federal law (DHS Form I-9); your right to work in the U.S. will be confirmed by E-Verify, as required by the Department of Homeland Security for government contractors.

•

U.S. export control laws require that Lumentum obtain a government export license prior to releasing technologies to certain persons. This offer and your employment may be conditioned upon Lumentum’s ability to satisfy U.S. export control laws. The decision to pursue an export license, if required, is at the sole election of Lumentum.

Your employment with Lumentum is voluntarily entered into and is for no specified period. As a result, you will be free to resign at any time, for any reason, or for no reason at all. Similarly, Lumentum will be free to conclude its at-will employment relationship with you at any time, with or without notice or cause. This paragraph is intended to be the complete and exclusive statement regarding the circumstances under which your employment may be terminated and supersedes any prior agreement or representation. If any of its terms conflict with any practice or policy of Lumentum, now or in the future, these terms will control and may not be changed except by written agreement signed by an authorized representative of Lumentum.

In order to accept this offer, you must execute both this letter and the Employment Agreement.

Upon your acceptance of this offer, you will go through our onboarding process where you will be required to review and acknowledge the following documents, in addition to other required onboarding documents (the “Company Policies”):

•	Confidentiality and Proprietary Information Policy

•	Code of Business Conduct Policy

•	Insider Trading Policy

This letter and the Employment Agreement (together, the “Agreement”) Agreement and the documents referenced herein (including the Company Policies, the plan documents and grant agreements respect to your equity awards, and the Severance Plan), set forth the terms of your employment with Lumentum and supersede any prior representations and agreements, whether written and oral that have been made to you by the Company or Lumentum. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. This Agreement may not be modified or amended, except by a written agreement, signed by both you and Lumentum. This agreement is governed by California law. If any provision of this agreement is held invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable.

Michael, we are very excited for you to join the Lumentum team as our CEO. The board and I are looking forward to working with you, and believe your experience and leadership style will make an immediate, positive impact for our employees, customers and investors as we work together to grow our technologies and markets in the world of photonics.

Best Regards,
/s/ Penny Herscher
Penny Herscher
Board Chair
Lumentum Holdings Inc.

Offer of Employment Accepted:

Signature:	/s/ Michael Hurlston
Name:	Michael Hurlston

Date:	January 28, 2025

Attachment:
Employment Agreement

LUMENTUM HOLDINGS INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and among Lumentum Holdings Inc. (the “Company”), Lumentum Operations, LLC (the “Employer”), and Michael Hurlston (“Executive”) to be effective as of 12:00 A.M. on February 7, 2025 (the “Effective Date”).

1. Duties and Scope of Employment; Director Service. Executive will serve as the Chief Executive Officer to the Company and the Employer reporting to the Company’s Board of Directors (the “Board”) and will perform the duties, consistent with this position, as the Board determines. During the period that Executive serves as the Chief Executive Officer, the Board will nominate Executive to serve as a director on the Board, subject to any requisite approval of the Company’s stockholders.

2. Term. The term of this Agreement will begin on the Effective Date and continue until Executive’s employment with the Company is terminated pursuant to Section 5 below (the “Term”).

3. Compensation.

(a) Base Salary. The Employer will pay Executive an annual base salary of $900,000 as compensation for services (the “Base Salary”). The Base Salary will be paid according to the Employer’s normal payroll practices and subject to the usual and required withholdings. Executive’s salary may be reviewed and adjusted annually by the Board.

(b) Annual Bonus. Executive is eligible to earn an annual bonus with a target opportunity of 130% of Executive’s Base Salary for each fiscal year of the Company during the Term, based upon achievement of performance objectives to be determined by the Board in its sole discretion and payable upon achievement of those applicable objectives, subject to minimum and maximum limits (the “Annual Bonus”); provided that the target opportunity for the Annual Bonus for the Company’s fiscal year 2025 shall be prorated based on the number of days during such fiscal year on which Executive is employed by the Employer pursuant to this Agreement. If any Annual Bonus is earned, it will be paid when practicable after the Board determines it has been earned, subject to the usual and required withholdings and subject to Executive being employed on the date of payment. To the extent that an annual cash bonus plan is adopted by the Company covering its executive officers, the Annual Bonus will be determined pursuant to that plan.

(c) Sign-On Bonus. Within forty-five (45) days of the Effective Date, Executive will receive a cash bonus of $2,000,000 (the “Sign-On Bonus”) subject to the usual and required withholdings. If the Company terminates Executive’s employment for Cause (as defined in the Severance Plan (as defined below)) or Executive terminates his employment with the Company and Employer for any reason or no reason prior to the second anniversary of the Effective Date, Executive will be required to repay to the Company or Employer, as applicable, up to 50% of the gross amount of the Sign-On Bonus, prorated based on the number of days in the period beginning on the first day following Executive’s termination of employment and ending on such second anniversary, relative to the entire period beginning on the Effective Date and ending on the second anniversary.

(d) Sign-On Equity Awards. The Company will recommend to the Board or its designated committee (the “Committee”) that the Company grant the following equity awards to Executive:

(i) Time-Based Restricted Stock Units. An award of restricted stock units (“RSUs”) pursuant to an equity incentive plan that has been duly adopted by the Company (the “Plan”) with a grant date value of $9,000,000, based on the volume weighted average price for a share of the Company’s common stock for the 60 trading day period ending on the day prior to the date of grant (the “60-day VWAP”, with such method of determining RSU numbers (the “Methodology”)), subject to the terms of the Plan and the terms of the Restricted Stock Unit agreement to be entered into between Executive and the Company (based on a form of Restricted Stock Unit agreement approved by the Board or the Committee), including, without limitation, a vesting schedule providing for vesting of one third of the award on the first anniversary of the vesting commencement date and the remaining two thirds in substantially equal quarterly installments over the eight calendar quarters following such first anniversary, in each case subject to Executive’s Continuous Active Service (as defined in the 2015 Plan) through the applicable vesting date (such award, if approved, the “Initial Time-Based RSU”);

(ii) FY2025-2027 Management Team Program Restricted Stock Units. Awards of RSUs pursuant to the Plan with an aggregate grant date value of $2,000,000 with the number of RSUs determined based on the Methodology and subject to the terms of the Plan and the terms of Restricted Stock Unit agreements to be entered into between Executive and the Company (based on a form of Restricted Stock Unit agreement approved by the Board or the Committee), including a time-based RSU award and a performance-based RSU award, with fifty percent (50%) of aggregate value allocated to each award, and with terms and conditions imposed on such awards, consistent with the terms and conditions of awards previously approved by the Board or Committee under the Company’s FY25-27 Management Team Program. Notwithstanding the preceding sentence, the time-based RSU award, if approved, will be subject to a vesting schedule providing for vesting of 25% the award on the first anniversary of the vesting commencement date and the remaining 75% in substantially equal quarterly installments over the six calendar quarters following such first anniversary, but with any remaining unvested portion of the award vesting in full on the date on which the time-based RSUs previously granted to Company executives under the Company’s FY2025-2027 Management Team Program vest in full, in each case subject to Executive’s service through the applicable vesting date;

(iii) Incentive Restricted Stock Units. An award of RSUs pursuant to the Plan with a grant date target value of $14,000,000 and a number of shares based on the Methodology, subject to the terms of the Plan and the terms of a Restricted Stock Unit agreement to be entered into between Executive and the Company (based on a form of Restricted Stock Unit Agreement approved by the Board or the Committee), including a performance-based vesting schedule that requires the Company to meet relative total shareholder return (“rTSR”) goals for the period beginning on the first trading day on or following the date of grant and ending on the first trading day on or following the fourth anniversary of the date of grant in order for RSUs to become eligible for vesting thereunder, in each case measuring the value of the shares or the index as of a given date by the average closing price over the 90 consecutive trading days ending on the last trading day prior to such date; with achievement payouts established as set forth in the table below; with vesting of any earned award subject to Executive’s Continuous Active Service through the applicable determination date;

Achievement	Achievement Level	Payout Multiple *
Threshold	+5% to S&P 500 Information Technology (Sector) Index (the “Index”)	50%

Target	+25% to the Index	100%

Maximum	+40% or greater to the Index	200% **

*

On achievement below the Threshold level, no portion of the award will be earned and available for vesting. On achievement between two “bands” in the second column of the table, the payout multiple will be calculated by linear interpolation between the two achievement bands and the two associated payout multiples.

**	The Company’s absolute TSR for the performance period must be positive in order for the payout multiple to exceed 100%.

Upon a Change in Control (as defined in the Severance Plan) during the performance period for these incentive RSUs, the number of RSUs, if any, that are eligible to vest will be determined based on a shortened performance period ending on a date that is proximate but prior to the expected closing date of such Change in Control as designated by the Committee, and the ending value of the Company’s shares shall be determined based on the value of such shares in the Change in Control. In the event that Executive’s employment is terminated by the Company prior to the vesting date for these incentive RSUs but following the occurrence of a Change in Control, either due to Executive’s death or by the Company without Cause or due to Executive’s Disability, then the incentive RSUs that were earned and available for vesting upon the closing pursuant to the paragraph above, if any, will vest as to a prorated amount based on Executive’s days of service in the performance period up to and including the date of termination.

In the event that Executive’s employment is terminated by the Company prior to the vesting date for this incentive RSU in the absence of a Change in Control, either due to Executive’s death or by the Company without Cause or due to Executive’s Disability, then the number of RSUs, if any, that are earned and available for vesting will be determined based on a shortened performance period ending on the date of such termination, and any such earned RSUs will vest as to a prorated amount based on Executive’s days of service in the performance period up to and including the date of termination.

(e) Future Equity Awards. Executive will be eligible to receive equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. Beginning with the FY2026-2028 cycle, Executive’s long-term incentive program target opportunity will be equal to $10,000,000, with the terms of Executive’s awards (other than its quantum), including the split between time-based and performance-based equity and the performance objective and scale for performance-based equity, consistent with the program generally put in place for other senior executives of the Employer (the “Annual LTI”).

4. Employee Benefits.

(a) Executive will be entitled to participate in the employee benefit plans maintained by the Company and the Employer and generally applicable to senior executives of the Employer. The Employer may cancel or change the benefit plans and programs it offers at any time and those changes will not breach this Agreement.

(b) During Executive’s employment with the Company or the Employer, Executive will be provided coverage under the Company’s or the Employer’s directors’ and officers’ liability insurance policy and form of indemnification agreement as in effect for other senior executives of the Employer.

(c) During Executive’s employment with the Company or the Employer, Executive will be designated as a Participant (within the meaning of the Company’s Change in Control and Severance Benefits Plan (as amended and/or restated from time to time, the “Severance Plan”)) in the Severance Plan; provided that, for purposes of Executive’s participation in the Severance Plan, the following terms and conditions will apply.

(1) The term “Good Reason” will have the meaning set forth in the Severance Plan, but will include the failure of the Company or the Employer to obtain agreement from any successor to provide the enhanced severance benefits provided for in this Section 4(c), as it exists at the time of succession, as a separate source of Good Reason.

(2) Section 3(e)(i) of the Severance Plan will, if applicable, provide for accelerated vesting of 100% of the Initial Time-Based RSU, and accelerated vesting of the other time-based equity awards that would have vested over the 12-month period following the Termination Date (as defined in the Severance Plan) (and not only accelerated vesting of all time-based equity awards that would have vested over the 9-month period following the Termination Date).

(3) Section 3(e)(iii) of the Severance Plan will, if applicable, provide for a lump sum payment including 200% (and not 100%) of Executive’s annual base salary as of the Termination Date, plus 200% (and not 100%) of Executive’s target or average annual bonus, as such bonus amount is otherwise determined pursuant to that Section 3(e)(iii).

(4) Section 3(e)(iv) of the Severance Plan will, if applicable, provide for payments or reimbursements of the full monthly cost of COBRA benefits for up to 18 months (and not 12 months) following the Termination Date.

5. Termination of Employment; Severance.

(a) At-Will Employment. Executive, the Employer, and the Company agree that Executive’s employment as described herein will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company or the Employer give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company or the Employer.

(b) Resignation. Executive agrees that upon termination of Executive’s employment for any reason, Executive will resign as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the affiliates of the Company or the Employer and from any other positions Executive holds with the Company, the Employer or any of their affiliates.

(c) Accrued Obligations. If Executive’s employment is terminated by the Company, the Employer or Executive for any reason or no reason, Executive will receive:

(1) the Base Salary accrued through the termination date, payable under the Employer’s usual payment practices;

(2) reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the termination date in accordance with the reimbursement policy of the Company or the Employer, as applicable, provided that claims for reimbursement are submitted in accordance with the applicable reimbursement policy; and

(3) any fully vested and non-forfeitable employee benefits to which Executive may be entitled under the Employer’s employee benefit plans (other than benefits in the nature of severance pay or benefits) (the amounts described in clauses (1) through (3) above are referred to herein as the “Accrued Obligations”).

(d) Severance Benefits. In addition to Accrued Obligations, in connection with the termination of Executive’s employment, Executive may be eligible to receive severance pay or benefits under the Severance Plan, subject to the terms and conditions of such plan.

6. Section 409A. Payments and benefits that may be provided pursuant to this Agreement are intended to be exempt from or comply with the terms of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted to be so exempt or compliant, as applicable. If any amount or benefit that would constitute non-exempt “deferred compensation” under Section 409A would be payable under this Agreement by reason of Executive’s “separation from service” during a period in which Executive is a “specified employee” (within the meaning of Section 409A as determined by the Company), then any such payment or benefit will be delayed, without payment of interest, until the earliest date on which it could be paid or distributed without being subject to taxation under Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

7. Miscellaneous.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

(b) Entire Agreement. This Agreement, the equity award plans and agreements for the equity awards granted pursuant to Section 3(d) or (e) above, the Severance Plan as modified with respect to the participation of the Executive by this Agreement, and the Confidentiality and Proprietary Information Policy executed by Executive contain the entire understanding of the parties with respect to Executive’s employment and supersede any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Notwithstanding the foregoing, Executive shall be covered by the Company’s or the Employer’s applicable liability insurance policy and its indemnification provisions for actions taken on behalf of the Company or the Employer during the course of Executive’s employment. This Agreement and its benefits may not be altered, modified, or amended except by written instrument signed by the parties that references this Section 7(b).

(c) Severability. In the event that any one or more of the provisions of this Agreement will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected.

(d) Assignment. This Agreement, and all of Executive’s rights and duties under it, are not assignable or delegable by Executive. Any purported assignment or delegation by Executive will be null and void. This Agreement may be assigned by the Company or the Employer to a person or entity that is an affiliate or a successor in interest to substantially all of its business operations. Upon such assignment, the rights and obligations of the Company or the Employer hereunder will become the rights and obligations of such affiliate or successor person or entity.

(e) Successors: Binding Agreement. This Agreement will inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors and heirs.

(f) Notice. The notices and all other communications provided for in this Agreement will be deemed to have been duly given when delivered by hand or overnight courier addressed to the addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

Lumentum Holdings Inc. 1001 Ridder Park Dr. San Jose, CA 95131 Attention: General Counsel Lumentum Operations, LLC 1001 Ridder Park Dr. San Jose, CA 95131 Attention: General Counsel	To most recent address as set forth in Executive’s personnel records

(g) Executive Representations. Executive represents to the Company and the Employer that the execution of this Agreement by Executive, the Company and the Employer, and the performance by Executive of Executive’s duties hereunder will not breach, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(h) Amendment; Waiver of Breach. No amendment of this Agreement will be effective unless it is in writing and signed by both parties. No waiver of satisfaction of a condition or failure to comply with an obligation under this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will be a waiver of satisfaction of any other condition or failure to comply with any other obligation. To be valid, any document to be signed by the Company or the Employer must be signed by the Chair of the Company’s Board.

(i) Counterparts. This Agreement may be executed in counterparts. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company, the Employer and Executive has executed this Agreement as of the day and year first above written.

LUMENTUM HOLDINGS INC.

By:	/s/ Penny Herscher
Name:	Penny Herscher
Title:	Board Chair

LUMENTUM OPERATIONS, LLC

By:	/s/ Penny Herscher
Name:	Penny Herscher
Title:	Board Chair

MICHAEL HURLSTON

Michael Hurlston